SECOND AMENDMENT TO THE
                       COMMUNITY CAPITAL BANCSHARES, INC.
                            1998 STOCK INCENTIVE PLAN

     THIS SECOND AMENDMENT is made as of January 27, 2003, by Community Capital Bancshares, Inc., a Georgia corporation (the "Company").

     WHEREAS, the Company maintains the Community Capital Bancshares, Inc. 1998 Stock Incentive Plan (the "Plan"), which was last amended as of January 2, 2001; and

     WHEREAS, the Company desires to amend the Plan to reflect an increase in the number of shares reserved under the Plan and to delete the definition of "Change in Control" under the Plan.

     NOW, THEREFORE, BE IT RESOLVED, that, effective as of the date hereof, the Company does hereby amend the Plan as follows:

     1. By deleting the existing Section 1.1(c) and substituting therefor "[Reserved]."

     2. By deleting the phrase "Change in Control" as it appears throughout the Plan and substituting therefor the phrase "change in control (as defined by the Committee from time to time)."

     3. By deleting the existing Section 2.2 and replacing it with the following new Section 2.2:

          "2.2 Stock  Subject  to  the Plan. Subject to adjustment in accordance
               ----------------------------
     with Plan Section 5.2, 303,574 shares of Stock (the "Maximum Plan Shares") are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time shall the Company have outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives in excess of the Maximum Plan Shares. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan."

     This Second Amendment is conditioned upon approval by the stockholders of the Company within twelve months of the date hereof, and, if such stockholder approval is not obtained, this Second Amendment shall be rendered null and void.

     Except as specifically amended hereby, the remaining provisions of the Plan shall remain in full force and effect as prior to the adoption of this Second Amendment.


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     IN  WITNESS  WHEREOF,  the  Company  has caused this Second Amendment to be executed, effective as of the date first above written.


                                             COMMUNITY CAPITAL BANCSHARES, INC.

                                             By:      /s/ Robert E. Lee
                                                --------------------------------

                                             Title:   President
                                                   -----------------------------

ATTEST:

By:     /s/ David Guillebeau
   -----------------------------

Title:  Executive Vice President
      --------------------------


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